UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2013 (April 18, 2013)

FIFTH & PACIFIC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10689	13-2842791
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1441 Broadway, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (212) 354-4900

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 18, 2013, Fifth & Pacific Companies, Inc. (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Amended Credit Agreement”), among the Company, Kate Spade Canada Inc., and Kate Spade UK Limited as borrowers, JPMorgan Chase Bank, N.A., Bank of America, N.A., Wells Fargo Capital Finance, LLC and Suntrust Bank as lenders, JPMorgan Chase Bank, N.A., as Administrative Agent and US Collateral Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent and Canadian Collateral Agent, and J.P. Morgan Europe Limited, as European Administrative Agent and European Collateral Agent.

The Amended Credit Agreement extends the maturity of the Company’s existing senior secured asset-based revolving credit facility from August 6, 2014 to April 18, 2018 and provides availability in an amount equal to the lesser of $350.0 million and a borrowing base that is computed monthly and comprised of  the Company’s eligible cash, accounts receivable and inventory. The Amended Credit Agreement also includes a swingline subfacility of $55.0 million, a multicurrency subfacility of $100.0 million and the option to expand the facility by up to $100.0 million under certain specified conditions.  A portion of the facility provided under the Amended Credit Agreement of up to $200.0 million is available for the issuance of letters of credit, and standby letters of credit may not exceed $65.0 million in the aggregate. The Amended Credit Agreement allows two borrowing options: one borrowing option with interest rates based on euro currency rates and a second borrowing option with interest rates based on the alternate base rate, as defined in the Amended Credit Agreement, with a spread based on the aggregate availability under the Amended Credit Agreement.

The Amended Credit Agreement is guaranteed by substantially all of the Company’s domestic subsidiaries and certain of the Company’s foreign subsidiaries and secured by a first priority lien on substantially all of the assets of the Company and the other borrowers and guarantors (other than certain trademark collateral in which the holders of the Company’s 10.5% Senior Secured Notes due April 2019 (the “Senior Notes”) have a first priority lien, which trademark collateral secures the obligations under the Amended Credit Agreement on a second priority lien basis).

In addition, the amended terms of the Amended Credit Agreement: (i) provide for a decrease in fees and interest rates (including eurocurrency spreads of 1.75% to 2.25% over LIBOR, depending on the level of availability); (ii) provide improved advance rates on eligible inventory; (iii) require the Company to maintain pro forma compliance with a fixed charge coverage ratio of 1.0:1.0 on a trailing 12 month basis if minimum aggregate borrowing availability falls below $35.0 million, or 10.0% of the commitments then in effect; (iv) require the Company to apply substantially all cash collections to reduce outstanding borrowings under the Amended Credit Agreement when availability under such facility falls below the greater of $40.0 million and 12.5% of the lesser of the borrowing base and aggregate commitments; (v) permit the acquisition of certain joint venture interests and certain distribution territories; (vi) decrease specified aggregate availability conditions to making certain other investments; and (vii) permit certain other acquisitions, investments, restricted payments, debt prepayments and incurrence of unsecured indebtedness if the Company is able to satisfy specified payment conditions.

The funds available under the Amended Credit Agreement may be used for working capital and for general corporate purposes, including refinancing, repayment, repurchase and cash settlement of certain existing indebtedness. Acquisitions and other investments are permitted, subject to certain payment conditions. The Amended Credit Agreement contains customary events of default clauses and cross-default provisions with respect to the Company’s other outstanding indebtedness, including its 6.0% Convertible Senior Notes due June 2014 and the Senior Notes.

Further details are contained in the press release dated April 19, 2013, which is attached hereto as Exhibit 99.1 and is incorporated herein by reference and in the Amended Credit Agreement, which will be included as an exhibit in the Company’s quarterly report on Form 10-Q for the period ending June 29, 2013.

ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 19, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH & PACIFIC COMPANIES, INC.

Date: April 19, 2013	By:	/s/ George M. Carrara
	Name:	George M. Carrara
	Title:	Chief Financial Officer

EXHIBIT LISTING

Exhibit No.	Description
99.1	Press Release dated April 19, 2013.